Exhibit 99.1

Coterra Energy Inc. Issues Notices of Redemption for its 4.375% Senior Notes Due 2024 and Cimarex Energy Co.’s 4.375% Senior Notes Due 2024

HOUSTON, Sept. 19, 2022 – Coterra Energy Inc. (NYSE: CTRA) ("Coterra" or the "Company") today announced that it has issued notices of redemption (the “Notices”) with respect to its 4.375% Senior Notes due 2024 (the “Coterra 2024 Notes”) and the 4.375% Senior Notes due 2024 (the “Cimarex 2024 Notes” and, together with the Coterra 2024 Notes, the “Notes”) of Cimarex Energy Co., the Company’s subsidiary. The Company (i) gave holders of the Coterra 2024 Notes notice that, on September 29, 2022 (the “Coterra Notes Redemption Date”), the Company will redeem $705,495,000 aggregate principal amount of the outstanding Coterra 2024 Notes, representing all of the outstanding Coterra 2024 Notes, and (ii) gave holders of the Cimarex 2024 Notes notice that, on October 19, 2022 (the “Cimarex Notes Redemption Date” and, together with the Coterra Notes Redemption Date, each a “Redemption Date”), the Company will redeem $44,497,000 aggregate principal amount of the Cimarex 2024 Notes, representing all of the outstanding Cimarex 2024 Notes (the redemptions described in (i) and (ii), the “Redemptions”). The redemption price for each series of Notes will be equal to the greater of (i) 100% of the principal amount thereof and (ii) the "make-whole" redemption premium specified in the respective indenture governing such series of Notes, plus, in either case, accrued and unpaid interest to the respective Redemption Date for each series of Notes.

This press release is for informational purposes only and shall not constitute a notice of redemption with respect to the Notes. Additional information concerning the terms of the Redemptions are fully described in the respective Notices distributed to the holders of the Notes. Beneficial holders of the Notes with any questions about the Redemptions should contact their respective brokerage firm or financial institution.

About Coterra Energy Inc.

Coterra is a premier exploration and production company based in Houston, Texas with focused operations in the Permian Basin, Marcellus Shale and Anadarko Basin. We strive to be a leading producer, delivering returns with a commitment to sustainability leadership. Learn more about us at www.coterra.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are not statements of historical fact and reflect Coterra's current views about future events. Such forward-looking statements include, but are not limited to, statements about the Redemptions and other statements that are not historical facts contained in this press release.

We can provide no assurance that the forward-looking statements contained in this press release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Coterra's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, which are available on Coterra's website at www.coterra.com.

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Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Except to the extent required by applicable law, Coterra does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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